Exhibit 10.3

AMENDMENT NO. 2 TO SERVICE AGREEMENT
BETWEEN HUNTINGDON LIFE SCIENCES LIMITED AND
JULIAN TORQUIL GRIFFITHS

This Amendment No. 2, dated as of June 3, 2009 (the “Amendment”), to that certain Service Agreement, dated as of April 29, 1999 and amended as of April 15, 2002, between Huntingdon Life Sciences Limited (the “Company”) and Julian Torquil Griffiths (the “Executive”) (the “Agreement”).  Capitalized terms used by not defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the promises and mutual covenants set forth herein and in the Agreement, the parties hereto agree as follows:

1.
The remuneration of the Executive set forth in Section 6(1) of the Agreement shall be amended by deleting the words “£125,000 gross per year” and replacing them with the words “£200,000 gross per year.”

2.           The first paragraph of Section 25 is amended in its entirety to read as follows:

“If within twelve months following a Change of Control of Parent the Executive’s employment is terminated by the Company without Cause or the Executive resigns such employment for Good Reason, then within 30 days after such termination or resignation the Company shall make a lump sum severance payment in cash to the Executive in an amount equal to (i) 2.99 times the Executive’s then current annualized base salary plus (ii) 2.99 times any additional compensation (such as bonus or incentive compensation) earned during the 12 months prior to such termination or resignation; provided, that, with respect to any distribution to the Executive pursuant to the Company’s 2007 Long Term Incentive Plan (“LTIP”) during the 12 months prior to such termination or resignation, only one-third (1/3) of such LTIP distribution shall be considered ‘additional compensation’ for purposes of calculating the Executive’s severance payment hereunder.”

3.	A new Section 26 is added to the Agreement as follows:

“In the event that any payments or benefits received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof or otherwise) would subject the Executive to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after-tax amount (taking into account all applicable taxes payable by the Executive, including without limitation any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be so reduced in the following order (i) cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced.”

4.	Except as specifically set forth and changed herein, the Agreement is reaffirmed and remains unchanged.

The parties hereto have executed and delivered this amendment as of the date first above written.

HUNTINGDON LIFE SCIENCES LIMITED

By:  ____________________________
Name:
Title:

JULIAN TORQUIL GRIFFITHS

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